Prospect Energy Corporation Increases Quarterly Dividend to $0.38 per Share, Representing 90% Year Over Year Growth

NEW YORK, NY -- 07/31/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has declared a first fiscal quarter (for the fiscal year ending June 30, 2007) dividend of $0.38 per share, payable on September 29, 2006, to shareholders of record as of September 22, 2006. The ex-dividend date is September 20, 2006. This dividend marks an increase of $0.04 or 12% from the prior quarter's dividend of $0.34 per share, an increase of $0.18 or 90% from the year-over-year prior quarter's dividend of $0.20 per share, and the eighth consecutive quarterly increase. Prospect's annualized book dividend yield is now 10.3% based on its March 31, 2006, net asset value.

In addition, Prospect announced that it has realized a $2.2 million capital gain on its equity position in Natural Gas Systems, Inc., recently renamed Evolution Petroleum Corporation ("Evolution"), which we intend to distribute by December 31, 2006. On the Evolution investment, Prospect has so far realized a more than 60% annualized cash internal rate of return, which does not include the value of shares Prospect still holds.

The dividend for the first fiscal quarter ended September 30, 2006, may be comprised of a combination of operating earnings, capital gains (including the Evolution gain), and return of capital.

Dividend History

Dividend Per Share         Quarter Ended
$0.38                      September 30, 2006
$0.34                      June 30, 2006
$0.30                      March 31, 2006
$0.28                      December 31, 2005
$0.20                      September 30, 2005
$0.15                      June 30, 2005
$0.125                     March 31, 2005
$0.10                      December 31, 2004
ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702